EXHIBIT 99.1


                           VARI-L COMPANY, INC.


SCRIPT FOR FEBRUARY 12, 2002 CONFERENCE CALL
FISCAL 2002 Q2 RESULTS

RICK DUTKIEWICZ

Some of the statements we make in this conference call are "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. In most cases, when we use words like "believe," "expect," "estimate," "anticipate," "project," or "plan" to describe something which has not yet occurred, we are making a forward-looking statement. Forward-looking statements we make are based on a number of assumptions by us about the future, usually based on current conditions or on the broader expectations of others. These assumptions may or may not prove to be correct and, as a result, our own forward-looking statements may also be inaccurate. On the other hand, based on what we know today and what we expect in the future, we believe that the forward-looking statements we make in this conference call are reasonable. We cannot list here all of the risks and uncertainties that could cause our plans for the future to differ materially from our present expectations but we can identify many of them. For example, we may be affected by the overall market for various types of wireless communications products, the success of the specific products into which our products are integrated, governmental action relating to wireless communications, licensing and regulation and the timeliness and relative success of the resolution of pending and threatened litigation. It is also important to remember that forward-looking statements speak only as of the date when they are made, and we do not promise that we will publicly update or revise those statements whenever conditions change or future events occur. Accordingly, we do not recommend that any person seeking to evaluate our company should place undue reliance on any forward-looking statement we make in this conference call.


CHUCK BLAND

     o Good afternoon and welcome to our conference call to discuss results for the second quarter of fiscal 2002. I'm Chuck Bland, CEO of Vari-L. Rick Dutkiewicz, our chief financial officer, is here with me and he will lead off with a recap of our financial results. Rick..

RICK DUTKIEWICZ

     Thank you, Chuck.

     o In our last couple of conference calls we have discussed the effects that the slowdown in the wireless industry has had on Vari-L and our financial results. Today, our guidance is going to be essentially the same as it has been the last few quarters. While we believe a turnaround in our industry is inevitable, we cannot currently predict with any precision when that turnaround will occur. At times we see encouraging signs from our key customers that demand for our commercial signal source products may be on the rise. Unfortunately, those signs have yet to translate into accelerated order flow. Again, however, we are supremely confident that once the wireless industry begins trending back up, Vari-L is well positioned to participate in the upswing.

     o Net sales in the second quarter remained relatively stable at $5.6 million as compared with $5.7 million in the first quarter. Of course, sales were down as compared with the comparable quarter last year - again, a reflection of the industry-wide slowdown.
        Our gross profit percentage increased four points to more than 41 percent of sales in Q2, up from 37 percent of sales in the first quarter. We attribute this gain to improved efficiencies.

     o We continued to make strides in controlling our operating expenses during the quarter. Total operating expenses again declined - to $2.8 million from $3.2 million in the first quarter and $5.0 million in the same quarter last year. These improvements were achieved through aggressive cost containment efforts in conjunction with the benefit of insurance recoveries and a benefit resulting from the adjustment of a previous estimated liability. We also are pleased to say that net expenses related to accounting restatements and shareholder litigation were a non-factor in the quarter. And, although we do anticipate some varying expenses in this category in future quarters, we believe they will be minimal as compared with previous periods.

     o This resulted in a net loss of $528,000 for the quarter. The loss was affected by some charges and credits that are not indicative of recurring operations. By adjusting for these items, the net loss on a pro-forma basis would have been $878,000.

     o For the six-month period net sales were $11.3 million versus $22.4 million for the same period last year. Once again, that decline was roughly in line with expectations given the state of the wireless industry. Gross profit, which is burdened by fixed manufacturing costs in declining revenue environments, declined to approximately 40 percent of revenue in the six-month period of 2002 versus 47 percent of revenue in the comparable period in 2000.

     o On the operating expense side, we made enormous progress reducing our cost structure and reported a substantial decline in operating expenses - from $10.4 million down to $6.0 million. As in the second quarter, the six-month improvement included the benefits of insurance recoveries and an adjustment of a previous estimated liability. Expenses related to accounting restatements and shareholder litigation declined to just $34,000 from nearly $1.9 million in the same period a year ago.

     o Our net loss for the six months of the fiscal year was $1.6 million. Adjusting for items discussed previously, our net loss would have been $1.9 million on a pro-forma basis.

     o Working capital at December 31 was $6.3 million, which includes $1.6 million in cash and cash equivalents. We reduced our notes payable and long-term obligations by $300,000 as of that date as compared with the June 30, 2001 fiscal year end. Also of note, working closely with our lender, Wells Fargo Business Credit, we revised our covenants to bring them more in step with our internal financial projections

     With that, I'll turn the call back over to Chuck.

     CHUCK BLAND

     Thank you, Rick.

     o In our first quarter conference call we talked about some important changes underway at Vari-L. You've just heard Rick report on some of the fruits of those changes - improved management of operating costs, a reduction in litigation and accounting restatement costs that had been a serious drain on the Company, and improvement in our manufacturing cost structure. While these changes will benefit Vari-L over the long haul, their more immediate purpose has been to help the Company weather the shorter-term slowdown in the wireless industry.

     o With an eye on the longer term, we have also initiated some important changes designed to position Vari-L as major player in our industry for years to come. We have strengthened our Board of Directors, our management team, and our engineering staff. We have totally revamped our product strategy with an emphasis on broadening our product line by developing new technology for current and future customers. And we have rebuilt our sales and marketing strategies to build on our competitive advantages, which include a reputation among the leading cellular base station manufacturers for leading-edge technology and the ability to rapidly respond with custom solutions. I'd like to recap of few specific highlights that have occurred during and subsequent to our second quarter:

     o In November we announced the addition of David Risley to our Board of Directors. Mr. Risley brings more than 30 years of senior executive experience with four New York Stock Exchange listed companies. He is currently senior VP and CFO of $2.2 billion furniture manufacturer La-Z-Boy. Mr. Risley will serve on our Audit Committee and our Special Litigation Committee.

     o In January, Robert Dixon joined our Board. Mr. Dixon has 46 years of experience as a senior scientist and development engineer with some of the world's leading defense, communications and electronics organizations, including Omnipoint, Northrop, Magnavox Research Labs and TRW. Mr. Dixon will serve as the Chairman of our Technology Committee

     o Today our Board consists of seven members, including six outside directors and myself. Four members of the board were appointed subsequent to the Company's restatement of its accounting statements. We believe we have an exceptional Board for a company of any size, and one that will be particularly valuable in light of our current challenges.

     o On the product side, Vari-L recently announced the acquisition of YIG-based technology and assets, including patents pending. This acquisition is relevant not so much for its size as for its quality. The intellectual property we acquired will form the basis of a new line of products that support higher frequencies and a variety of emerging wideband applications. During the second half of calendar 2002 we expect to roll out advanced YIG-based oscillators and synthesizers that offer dramatically improved phase noise and price performance characteristics. We estimate that the total current market opportunity for these products, both in the military and commercial sectors, at slightly more than $80 million.

     o We are also working on a nearer-term introduction of next generation VCO's and other components targeted at emerging wideband applications. These products have been in development for some time and are the result of collaborations between our advanced engineering team and their counterparts at several of our major strategic customers in the wireless communications field.


     o Before I open the call to questions, let me again mention that our class action shareholder litigation is ongoing and we are still not at liberty to discuss details of the process. In a related issue, on January 29th we announced the formation of a Special Litigation Committee (SLC) that will investigate allegations in a derivative suit against former employees as well as current and former Board members. The SLC, which is comprised of two outside directors who joined the Board subsequent to the time of the alleged wrongdoings, has retained the firm of Cooley Godward LLP as its counsel.

     o Speaking for the Board and all employees of Vari-L, we remain committed to resolving these outstanding issues in the best interests of our current and former shareholders. Unfortunately, we are currently unable to predict when such resolution will occur.

At that point the call was opened up to questions, to which Mr. Bland responded briefly.